==============================================================================





                                BY AND BETWEEN

                        OIL-DRI CORPORATION OF AMERICA


                                     AND


                        HARRIS TRUST AND SAVINGS BANK





                         DATED AS OF JANUARY 29, 1999







==============================================================================

                              TABLE OF CONTENTS

SECTION                           DESCRIPTION                             PAGE
SECTION 1.        THE CREDITS................................................1

     Section 1.1. Revolving Credit...........................................1
     Section 1.2. Term Loan..................................................1
     Section 1.3. Manner and Disbursement of Loans...........................2
     Section 1.4. Letters of Credit..........................................2
     Section 1.5. Guaranties from Domestic Subsidiaries......................4

SECTION 2.        INTEREST ON REVOLVING CREDIT LOANS AND CHANGE IN
                  CIRCUMSTANCES..............................................4

     Section 2.1. Interest Rate Options on Revolving Credit Loans............4
     Section 2.2. Minimum Amounts; Computation of Interest...................6
     Section 2.3. Manner of Rate Selection...................................6
     Section 2.4. Change of Law..............................................7
     Section 2.5. Unavailability of Deposits or Inability to
                     Ascertain Adjusted LIBOR................................7
     Section 2.6. Taxes and Increased Costs..................................7
     Section 2.7. Funding Indemnity..........................................8
     Section 2.8. Lending Branch.............................................9
     Section 2.9. Discretion of Bank as to Manner of Funding.................9

SECTION 3.        FEES, PREPAYMENTS, PORTIONS, TERMINATIONS,
                  EXTENSIONS, APPLICATIONS AND CAPITAL ADEQUACY.............10

     Section 3.1. Fees......................................................10
     Section 3.2. Voluntary Prepayments.....................................10
     Section 3.4. Terminations..............................................11
     Section 3.5. Place and Application of Payments.........................12
     Section 3.5. Notations.................................................12
     Section 3.7. Change in Capital Adequacy Requirements...................12

SECTION 4.        DEFINITIONS; INTERPRETATION...............................13

     Section 4.1. Definitions...............................................13
     Section 4.2. Interpretation............................................23

SECTION 5.        REPRESENTATIONS AND WARRANTIES............................24

     Section 5.1. Organization and Qualification............................24
     Section 5.2. Subsidiaries..............................................24
     Section 5.3. Corporate Authority and Validity of Obligations...........24
     Section 5.4. Use of Proceeds; Margin Stock.............................25

     Section 5.5. Financial Reports.........................................25
     Section 5.6. No Material Adverse Change................................26
     Section 5.7. Full Disclosure...........................................26
     Section 5.8. Good Title................................................26
     Section 5.9. Litigation and Other Controversies........................26
     Section 5.10.Taxes.....................................................26
     Section 5.11.Approvals.................................................27
     Section 5.12.Affiliate Transactions....................................27
     Section 5.13.Investment Company; Public Utility Holding
                     Company................................................27
     Section 5.14.ERISA.....................................................27
     Section 5.15.Compliance with Laws......................................27
     Section 5.16.Other Agreements..........................................27
     Section 5.17.No Default................................................28
     Section 5.17.Year 2000 Compliance......................................28

SECTION 6.        CONDITIONS PRECEDENT......................................28

     Section 6.1. All Advances..............................................28
     Section 6.2. Initial Advance...........................................29
     Section 6.3. Termination of 1994 Credit Agreement and
                     Existing Letters of Credit.............................30

SECTION 7.        COVENANTS.................................................30

     Section 7.1. Maintenance of Business...................................30
     Section 7.2. Maintenance of Properties.................................30
     Section 7.3. Taxes and Assessments.....................................30
     Section 7.4. Insurance.................................................30
     Section 7.5. Financial Reports.........................................31
     Section 7.6. Inspection................................................32
     Section 7.7. Tangible Net Worth........................................32
     Section 7.8. Leverage Ratio............................................32
     Section 7.9. Fixed Charge Coverage Ratio...............................32
     Section 7.10.Liens.....................................................33
     Section 7.11.Investments, Loans, Advances and Guaranties...............34
     Section 7.12.Mergers, Consolidations and Sales.........................35
     Section 7.13.Maintenance of Subsidiaries...............................36
     Section 7.14.ERISA.....................................................36
     Section 7.15.Compliance with Laws......................................36
     Section 7.16.Burdensome Contracts With Affiliates......................36
     Section 7.17.Change in the Nature of Business..........................36
     Section 7.18.Formation of Subsidiaries.................................36
     Section 7.19.Year 2000 Assessment......................................37

SECTION 8.        EVENTS OF DEFAULT AND REMEDIES............................37

     Section 8.1. Events of Default.........................................37

     Section 8.2. Non-Bankruptcy Defaults...................................39
     Section 8.3. Bankruptcy Defaults.......................................39

SECTION 9.        THE GUARANTEES............................................40

     Section 9.1. The Guarantees............................................40
     Section 9.2. Guarantee Unconditional...................................40

SECTION 9.3.      DISCHARGE ONLY UPON PAYMENT IN FULL;
                  REINSTATEMENT IN CERTAIN CIRCUMSTANCES/12.................41

     Section 9.4. Waivers...................................................41
     Section 9.5. Limit on Recovery.........................................42
     Section 9.6. Stay of Acceleration......................................42

SECTION 10.       MISCELLANEOUS.............................................42

     Section 10.1.Holidays..................................................42
     Section 10.2.No Waiver, Cumulative Remedies............................42
     Section 10.3.Amendments, Etc...........................................43
     Section 10.4.Costs and Expenses........................................43
     Section 10.5.Documentary Taxes.........................................43
     Section 10.6.Survival of Representations...............................43
     Section 10.7.Survival of Indemnities...................................43
     Section 10.8.Notices...................................................44
     Section 10.9.Personal Jurisdiction.....................................45
     Section 10.10.  Waiver of Jury Trial...................................45
     Section 10.11.  Construction...........................................45
     Section 10.12.  Headings...............................................45
     Section 10.13.  Severability of Provisions.............................46
     Section 10.14.  Counterparts...........................................46
     Section 10.15.  Binding Nature, Governing Law, Etc.....................46

Signature...................................................................47

Exhibit A - Revolving Credit Note
Exhibit B - Compliance Certificate
Exhibit C - Guaranty
Schedule 5.2 - Subsidiaries

                        OIL-DRI CORPORATION OF AMERICA
                               CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

      The undersigned, Oil-Dri Corporation of America, a Delaware corporation (the "COMPANY"), applies to you (the "BANK") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the "REVOLVING CREDIT") and a term loan available to the Company, all as more fully hereinafter set forth.

SECTION 1.     THE CREDITS.

   SECTION 1.1. REVOLVING CREDIT. Subject to the terms and conditions hereof, the Bank agrees to extend a Revolving Credit to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of loans (individually a "REVOLVING CREDIT LOAN" and collectively the "REVOLVING CREDIT LOANS") and Letters of Credit, provided that the aggregate principal amount of Revolving Credit Loans and Letters of Credit (including the Existing Letters of Credit) outstanding at any one time shall not exceed $15,000,000 (the "REVOLVING CREDIT COMMITMENT", as such amount may be reduced pursuant to Section 3.4 hereof). Each Revolving Credit Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $25,000; PROVIDED, HOWEVER, that Revolving Credit Loans which bear interest with reference to the Adjusted LIBOR or Offered Rate shall be in such greater amount as is required by Section 2 hereof. Each Revolving Credit Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "REVOLVING CREDIT NOTE") payable to the order of the Bank in the principal amount of $15,000,000. The Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Revolving Credit Note shall be the sum of all Revolving Credit Loans made under this Section less all payments of principal actually received by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

   SECTION 1.2. TERM LOAN. The Company is justly and truly indebted to the Bank on a term loan (the "TERM LOAN") heretofore made by the Bank to the Company in the original principal sum of $5,000,000. As of the date hereof, the aggregate principal amount outstanding on the Term Loan is $4,500,000.

      The Term Loan is evidenced by that certain Term Loan Note of the Company in the form dated as of September 21, 1994 payable to the Bank's order in the face principal amount of $5,000,000 (the "TERM NOTE"). Upon the satisfaction of the conditions precedent to effectiveness set forth in Section 6 hereof, (i) all references in the Term Note to the Prior Credit Agreement shall be deemed a reference to this Agreement and (ii) the Term Note shall be deemed as having been issued under this Agreement and shall be subject to the terms and conditions of this Agreement.

      The Term Loan shall bear interest (computed on the basis of a year of 360 days for the actual number of days elapsed) on the unpaid principal amount thereof from the date the Term Loan was made until maturity (whether by lapse of time, acceleration or otherwise) at the rate per annum equal at all times to 7.78% and after maturity until paid in full at the rate per annum equal at all times to 10.78%. Interest on the Term Loan prior to maturity shall be payable quarterly in arrears on the last day of each March, June, September and December in each year during which any principal of the Term Loan is outstanding and at maturity. Interest after maturity shall be due and payable upon demand. The Term Loan shall continue to mature in installments as follows: $1,950,000 on June 21, 1999; $900,000 on June 20, 2000; $650,000 on each of June 20, 2001 and June 20,
2002 and with the final installment of all principal and interest not sooner paid on the Term Note due on June 20, 2003, the final maturity thereof.

   SECTION 1.3. MANNER AND DISBURSEMENT OF LOANs. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests the Bank to make a Revolving Credit Loan hereunder; PROVIDED, HOWEVER, that telephonic notice may only be given by a Class A Authorized Representative. Each such notice shall specify (i) the date of the Revolving Credit Loan requested (which must be a Business Day) and (ii) and the amount of such Revolving Credit Loan. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank reasonably and in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Bank has acted in reasonable reliance thereon. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds. Each Revolving Credit Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof.

   SECTION 1.4.  LETTERS OF CREDIT.

     (a) GENERAL TERMS. Subject to the terms and conditions hereof, the Revolving Credit Commitment may be availed of by the Company in the form of standby letters of credit issued by the Bank for the account of the Company (individually a "LETTER OF CREDIT" and collectively the "LETTERS OF CREDIT"), provided that the aggregate amount of Letters of Credit (including the Existing Letters of Credit) issued and outstanding hereunder shall not at any one time exceed $5,000,000. Notwithstanding anything herein to the contrary, the Existing Letters of Credit shall each constitute a "LETTER OF CREDIT" herein for all purposes of this Agreement to the same extent, and with the same force and effect as if such Letter of Credit had been issued at the request of the

Company hereunder. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated. The parties acknowledge and agree that the Blue Mountain L/C is not a Letter of Credit hereunder.

     (b) TERM. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date.

     (c) GENERAL CHARACTERISTICS. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby letter of credit as to form and substance, and be a letter of credit which the Bank may lawfully issue.

     (d) APPLICATIONS. At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "APPLICATION" and collectively the "APPLICATIONS"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. In the event a drawing is paid on a Letter of Credit and the Company has not notified the Bank by 11:00 a.m. (Chicago time) on the date when such drawing is paid that the Company intends to repay such reimbursement obligation with funds not borrowed under this Agreement, the Company shall be deemed to have irrevocably requested a Revolving Credit Loan constituting a Domestic Rate Portion on such day in the amount of the reimbursement obligation then due, in each case subject to Section
6.1 hereof (other than the requirement that a Revolving Credit Loan be in a certain minimum amount), which new Revolving Credit Loan shall be applied to pay the reimbursement obligation then due. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Company (whether out of the proceeds of such a Revolving Credit Loan or otherwise) for the amount the Bank pays on any draft drawn under a Letter of Credit issued hereunder by 2:00 p.m. (Chicago time) on the date when such drawing is paid, the obligation of the Company to reimburse the Bank for the amount of such draft paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the draft is paid until payment in full thereof at the fluctuating rate per annum determined by adding 2% to the Domestic Rate as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed),
(ii) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, and (iii) prior to the occurrence of an Event of Default the Bank will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date).

   SECTION 1.5. GUARANTIES FROM DOMESTIC SUBSIDIARIES . Payment of the Obligations shall at all times be jointly and severally guaranteed by each Domestic Subsidiary pursuant hereto or pursuant to a Guaranty issued by such Domestic Subsidiary; PROVIDED, HOWEVER, that no such guaranty shall be required from any Domestic Subsidiary which is an Inactive Subsidiary. In the event any Domestic Subsidiary is hereafter acquired or formed or any previously Inactive Domestic Subsidiary ceases to be Inactive, the Company shall also cause such Domestic Subsidiary to execute a Guaranty, together with such other instruments, documents, certificates and opinions required by the Bank in connection therewith.

SECTION 2.     INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCES.

   SECTION 2.1. INTEREST RATE OPTIONS ON REVOLVING CREDIT LOANS. (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Revolving Credit Note (all of the indebtedness evidenced by the Revolving Credit Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "PORTION") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "DOMESTIC RATE PORTION") or with reference to an Adjusted LIBOR ("LIBOR PORTIONS") or with reference to an Offered Rate ("OFFERED RATE PORTIONS"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Revolving Credit Note which is not part of a Fixed Rate Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Revolving Credit Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. All of the indebtedness evidenced by the Revolving Credit Note which bears interest with reference to a particular Offered Rate for a particular Interest Period shall constitute a single Offered Rate Portion. There shall not be more than ten (10) Fixed Rate Portions applicable to the Revolving Credit Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

     (b) DOMESTIC RATE PORTION. The Domestic Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable quarter-annually on the last day of each March, June, September and December, in each year (commencing March 31, 1999) and at maturity of the Revolving Credit Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     (c) LIBOR PORTIONS. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period.

     (d) OFFERED RATE PORTIONS. Each Offered Rate Portion shall bear interest for the Interest Period selected therefor at the Offered Rate for such Interest Period, provided that if such Offered Rate Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank by 11:00 a.m. (Chicago time) on the Business Day on which the Company requests that any Offered Rate Portion be created or that any part of the Domestic Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). Upon receipt of notice from the Bank of the Company's request that an Offered Rate Portion be created or effected by conversion, the Bank shall in its discretion quote an interest rate to the Company at which the Bank would be willing to make the Offered Rate Portion available to the Company for such Interest Period. The Company understands and agrees that (i) the Bank has no obligation to quote Offered Rates or to make any Offered Rate Portion available to the Company, (ii) that the Bank may refuse to make any such Offered Rate Portion available to the Company after receiving a request therefor from the Company and (iii) that any such Offered Rate Portion made available to the Company shall be subject to such other terms and conditions as are mutually agreed upon by the Company and the Bank. If the Company accepts the Offered Rate so quoted by the Bank, then the Company shall be irrevocably committed to take the Offered Rate Portion on the date, in the amount and for the Interest Period requested by the Company and at the Offered Rate quoted by the Bank. The Company acknowledges and agrees that each interest rate quote is given for immediate acceptance, and if the Company does not so immediately accept the Offered Rate quoted on the terms and conditions specified by the Bank and in the amount and for the Interest Period requested by the Company, the offer to make such Offered Rate Portion shall be deemed immediately withdrawn and such Offered Rate Portion not created or effected by conversion, as the case may be.

   SECTION 2.2.  MINIMUM AMOUNTS; COMPUTATION OF INTEREST.

     (a) MINIMUM AMOUNTS. Each LIBOR Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $50,000. Each Offered Rate Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $50,000.

     (b) COMPUTATION OF INTEREST. All interest on each Fixed Rate Portion and the Letter of Credit fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All interest on the Domestic Rate Portion and the commitment fee shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed.

   SECTION 2.3. MANNER OF RATE SELECTION. The Company shall notify the Bank by
(i) 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion or any part of an Offered Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and (ii) 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the date upon which the Company requests that any Offered Rate Portion be created or that any part of the Domestic Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into the Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank reasonably and in good faith believes to be a Class A Authorized Representative without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

   SECTION 2.4. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or the Revolving Credit Note, if at any time the Bank shall determine reasonably and in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such Fixed Rate Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. The Company, on demand, shall, if the continued maintenance of any such Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; PROVIDED, HOWEVER, that the Company may elect to convert the principal amount of the affected Fixed Rate Portion into the Domestic Rate Portion, subject to the terms and conditions of this Agreement.

   SECTION 2.5. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN ADJUSTED LIBOR. Notwithstanding any other provision of this Agreement or the Revolving Credit Note, if prior to the commencement of any Interest Period, the Bank shall determine reasonably and in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the interbank eurodollar market or, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the interbank eurodollar market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

   SECTION 2.6. TAXES AND INCREASED COSTS. With respect to any Fixed Rate Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Agreement (whether or not having the force of law), shall:

            (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

           (ii) subject the Bank, any Fixed Rate Portion or the Revolving Credit Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Portion or the Revolving Credit Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Revolving Credit Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the
      Bank); or

           (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Fixed Rate Portion or the Revolving Credit Note to the extent it evidences any Fixed Rate Portion;

and the Bank shall determine reasonably and in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be PRIMA FACIE correct.

   SECTION 2.7. FUNDING INDEMNITY. (a) In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain the Term Loan or any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

            (i) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, but in any event excluding such a payment to the extent required by Section 2.4 hereof; or

           (ii) any payment of the Term Loan on a date other than on the date scheduled (without giving effect to any acceleration) for such payment, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

          (iii) any failure by the Company to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement unless such failure results from the Bank's inability or unwillingness pursuant to Sections 2.4 or 2.5 hereof to create, continue or effect by conversion such Fixed Rate Portions;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be PRIMA FACIE correct.

     (b) If the Company prepays any principal amount of the Term Loan or any Offered Rate Portion before its scheduled due date (whether as the result of an acceleration, voluntary prepayment, or otherwise), the Bank may elect, at its option, the remedy specified in subsection (a) above or may demand payment of, and in such event the Company shall pay to the Bank, a funding indemnity equal to the cost to the Bank of then acquiring an interest rate swap agreement (or an equivalent instrument or instruments) with another interest rate swap dealer of the highest credit standing in a notional principal amount equal to the amount of such prepayment (including any scheduled amortization of such amount) to the scheduled due date of such prepaid principal amount under which the Bank would pay quarter-annually a floating rate of interest based upon three month LIBOR and such other dealer would pay to the Bank on the regularly scheduled interest payment dates for the Term Loan or such Offered Rate Portion, as the case may be, a fixed rate of interest equal to the interest rate on the Term Loan or such Offered Rate Portion, as the case may be.

   SECTION 2.8. LENDING BRANCH. The Bank may, at its option, elect to make, fund or maintain Portions of the Revolving Credit Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the Fixed Rate Portions to reduce any liability of the Company to the Bank under Section 2.6 hereof or to avoid the unavailability of an interest rate option under Section 2.5 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

   SECTION 2.9. DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Revolving Credit Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6 and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the interbank eurodollar market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3. FEES, PREPAYMENTS, PORTION, TERMINATIONS, EXTENSIONS, APPLICATIONS AND CAPITAL ADEQUACY.

   SECTION 3.1.  FEES.

     (a) COMMITMENT FEES. For the period from and including the date hereof to but not including the Termination Date, the Company shall pay to the Bank a commitment fee at the rate per annum equal to the Applicable Margin for the commitment fee as from time to time in effect on the average daily unused portion of the Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each July, October, January and April in each year (commencing April 30, 1999) and on the Termination Date.

     (b) LETTER OF CREDIT FEES. On April 30, 1999 and on the last Business Day of each July, October, January and April thereafter to and including, and on, the Termination Date, the Company shall pay to the Bank a fee at a rate per annum equal to the Applicable Margin for Letter of Credit fees in effect as of the time such fee is payable, on the average daily outstanding amounts during the preceding quarter of the Letters of Credit which are standby letters of credit.

     (c) LETTER OF CREDIT TRANSACTION CHARGES. In addition to the Letter of Credit fees called for by Section 3.1(b) hereof, the Company further agrees to pay to the Bank such issuing, processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with the issuance, negotiation and payment of Letters of Credit and the drafts drawn thereunder.

   SECTION 3.2. VOLUNTARY PREPAYMENTS. (a) TERM LOAN. Subject to the further provisions of this Section 3.2, the Company shall have the privilege of prepaying the Term Loan in whole or in part (but, if in part, then in an amount not less than $1,000,000 and in an integral multiple of $50,000) at any time. Such prepayment shall be made only upon prior notice from the Company to the Bank no later than 11:30 a.m. (Chicago time) three Business Days prior to such prepayment (such notice of prepayment, if received subsequent to 11:30 a.m. (Chicago time) on a given day, to be treated as the received of the opening of business on the next Business Day). Such prepayment of the Term Loan shall be effected by the Company paying to the Bank the principal amount to be repaid and any amounts owing pursuant to Section 2.7 hereof, and if such prepayment prepays the Term Loan in full, all accrued interest thereon to the date fixed for prepayment.

     (b) DOMESTIC RATE PORTIONS. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000 or such greater amount which is an integral multiple of $50,000) the Domestic Rate Portion of the Revolving Credit Note at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date fixed for prepayment, each such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

     (c) LIBOR PORTION. Except as otherwise required by Section 2.4 hereof, the Company may prepay any LIBOR Portion of the Revolving Credit Note only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $500,000 or such greater amount which is an integral multiple of $50,000), upon three (3) Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); PROVIDED, HOWEVER, that the outstanding principal amount of any LIBOR Portion of the Revolving Credit Note prepaid in part shall not be less than $500,000 or such greater amount which is an integral multiple of $50,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

     (d) OFFERED RATE PORTION. Subject to the further provisions of this Section 3.2, the Company shall have the privilege of prepaying the Offered Rate Portion of the Revolving Credit Notes in whole or in part (but, if in part, then in an amount not less than $500,000 and in an integral multiple of $500,000 and such that the minimum amount required for an Offered Rate Portion pursuant to Section 2.2(a) hereof remains outstanding) at any time. Such prepayment shall be made only upon prior notice from the Company to the Bank no later than 11:30 a.m. (Chicago time) three Business Days prior to such prepayment (such notice of prepayment, if received subsequent to 11:30 a.m. (Chicago time) on a given day, to be treated as the received of the opening of business on the next Business
Day). Such prepayment of an Offered Rate Portion shall be effected by the Company paying to the Bank the principal amount to be repaid and any amounts owing pursuant to Section 2.7 hereof, and if such prepayment prepays the Revolving Credit Notes in full, all accrued interest thereon to the date fixed for prepayment.

   SECTION 3.3. MANDATORY PREPAYMENT. If, within sixty (60) days after receiving notice under Section 7.5(e) of a Change of Control Event, the Bank notifies the Company that the Bank requires prepayment of the Notes, on the date set forth in such notice (which date shall be no earlier than (x) thirty (30) days after such notice is given or (y) the day on which the Company or any Subsidiary repays any other Consolidated Total Debt for Borrowed Money aggregating $1,000,000 or more before its original scheduled due date or (z) the occurrence of such Change of Control Event, whichever day is earlier), the Company shall pay in full all Obligations then outstanding, including the prepayment of the Letters of Credit in the manner contemplated by Section 8.4 hereof, and the Revolving Credit Commitment shall terminate in full.

   SECTION 3.4. TERMINATIONS. The Company shall have the right at any time and from time to time, upon three (3) Business Days' prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000) the Revolving Credit Commitment, provided that the Revolving Credit Commitment may not be reduced to an amount less than the aggregate principal amount of the Revolving Credit Loans and Letters of Credit then outstanding. Partial terminations of the Revolving Credit Commitment hereunder shall not reduce the maximum amount of Letters of Credit permitted under Section 1.4(a) hereof unless and until the Revolving Credit Commitment has been reduced to an amount less than $5,000,000, in which event such maximum amount of Letters of Credit shall be equal to the Revolving Credit Commitment. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated.

   SECTION 3.5. PLACE AND APPLICATION OF PAYMENTS. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 2:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 2:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank). Unless the Company otherwise directs, except during the continuance of any Event of Default, principal payments shall be first applied to the Term Note until payment in full thereof, then to the Domestic Rate Portion of the Revolving Credit Note until payment in full thereof, with any balance applied to the Fixed Rate Portions of the Revolving Credit Note in the order in which their Interest Periods expire. All payments on any Note (whether voluntary or required) shall be accompanied by any amount due the Bank under Section 2.7 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 2.7 shall preclude a later demand by the Bank for any amount due it under Section 2.7 in respect of such payment. Any amount paid or prepaid on the Revolving Credit Note may, subject to all of the terms and conditions hereof, be borrowed, repaid and borrowed again. No amount paid or prepaid on the Term Note may be reborrowed. All prepayments on the Term Note shall be applied to the several installments thereof in the order of their maturity.

   SECTION 3.6. NOTATIONS. All Loans made against the Notes, the status of all amounts evidenced by the Revolving Credit Note as constituting part of the Domestic Rate Portion or a LIBOR Portion or an Offered Rate Portion, and in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable thereto shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Notes and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of such Note together with accrued interest thereon. Prior to any negotiation of the Revolving Credit Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion or an Offered Rate Portion, and in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

   SECTION 3.7. CHANGE IN CAPITAL ADEQUACY REQUIREMENTS. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy of banks generally, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy of banks generally (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Revolving Credit or on the Bank's capital as a consequence of its obligations hereunder with respect to the Revolving Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

SECTION 4.     DEFINITIONS; INTERPRETATION.

   SECTION 4.1. DEFINITIONS. The following terms when used herein shall have the following meanings:

      "1994 CREDIT AGREEMENT" means the Credit Agreement by and between the Company and the Bank dated as of September 21, 1994, as heretofore amended.

      "ACQUISITION" means (i) the acquisition of all or any substantial part of the assets, property or business of any other person, firm or corporation or
(ii) any acquisition of a majority of the common stock or other equity securities of any firm or corporation.

      "ADJUSTED LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

            Adjusted LIBOR =              LIBOR
                                   -----------------------
                                   100%-Reserve Percentage

"RESERVE PERCENTAGE" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR INDEX RATE" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 (London, England time) on the day two Business Days before the commencement of such Interest Period. "TELERATE PAGE 3750" means the display designated as "PAGE 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

      "AFFILIATE" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

      "AGGREGATE CUMULATIVE AMOUNT" shall mean as of any time, (a) with respect to Net Income, the sum of the amounts (with one separate amount to be computed for each Defaulting Insignificant Subsidiary and such amounts then added together to produce such sum) equal (for each such Defaulting Insignificant Subsidiary) to the Net Income attributable to such Defaulting Insignificant Subsidiary for the fiscal year of the Company immediately preceding the fiscal year in which such Defaulting Insignificant Subsidiary first became a Defaulting Insignificant Subsidiary and (b) with respect to Consolidated Total Assets, the sum of the amounts (with one separate amount to be computed for each Defaulting Insignificant Subsidiary and such amounts then added together to produce such sum) equal (for each such Defaulting Insignificant Subsidiary) to the Consolidated Total Assets attributable to such Defaulting Insignificant Subsidiary as of the close of the fiscal year of the Company immediately preceding the fiscal year in which such Defaulting Insignificant Subsidiary first became a Defaulting Insignificant Subsidiary.

      "AGREEMENT" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

      "APPLICABLE MARGIN" means, with respect to the Domestic Rate Portion, LIBOR Portions, the commitment fee payable under Section 3.1(a) hereof and the letter of credit fee payable under Section 3.1(b) hereof shall mean the rate specified for such Obligation below, subject to semi-annual adjustment as hereinafter provided:

 When Following    Applicable                                        Applicable
  Status Exists    Margin For   Applicable Margin    Applicable      Margin For
 For any Margin     Domestic        For LIBOR         Margin         Letter of
  Determination   Rate Portion      Portions       For Commitment      Credit
      Date             Is:             Is:            Fee Is:          Fee Is:
Level I Status        0.0%            0.50%            0.15%            0.50%

Level II Status       0.0%            0.625%           0.20%            0.625%

Level III Status      0.0%            0.875%           0.25%            0.875%

Level IV Status       0.25%           1.125%           0.30%            1.125%

provided, however, that all of the foregoing is subject to the following:

            (i) the initial Applicable Margin in effect through the first Margin Determination Date shall be the Applicable Margin for Level II Status;

           (ii) on or before the date that is five (5) Business Days after the latest date by which the Company is required to deliver a Compliance Certificate to the Bank pursuant to Section 8.5 hereof for the second and fourth fiscal quarters of the Company (such date that is five (5) Business Days after the latest date by which the Company is required to deliver a Compliance Certificate to the Bank for such a fiscal quarter being herein referred to as the "MARGIN DETERMINATION DATE" for such fiscal quarter) (commencing with the fiscal quarter ending on or about January 31, 1999), the Bank shall determine whether Level I Status, Level II Status, Level III Status or Level IV Status exists as of the close of the applicable quarterly accounting period, based upon the Compliance Certificate and financial statements delivered to the Bank under Section 7.5 hereof for such accounting period, and shall promptly notify the Company of such determination and of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of the related Margin Determination Date, with such new Applicable Margin to continue in effect (subject to interim adjustment in the events and with the effects set forth in the immediately following clause(iii)) until the next Margin Determination Date;

          (iii) if the Company has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section
      7.5 hereof for a given Margin Determination Date (a "LATE COMPLIANCE CERTIFICATE"), the Applicable Margin shall be the Applicable Margin for Level IV Status unless and until a Compliance Certificate is delivered for the next Margin Determination Date; PROVIDED, HOWEVER, that if the Company subsequently delivers the Late Compliance Certificate before such next Margin Determination Date, the Applicable Margin shall be established by such Late Compliance Certificate, shall take effect from the date of such late delivery and shall remain effective until such next Margin Determination Date; and

           (iv) if and so long as any Event of Default has occurred and is continuing hereunder, notwithstanding anything herein to the contrary, the Applicable Margin shall be the Applicable Margin for Level IV Status.

      "APPLICATION" is defined in Section 1.4 hereof.

      "AUTHORIZED REPRESENTATIVE" means those persons identified as either a Class A Authorized Representative or a Class B Authorized Representative.

      "BANK" is defined in the introductory paragraph hereof.

      "BLUE MOUNTAIN L/C" shall mean that certain standby letter of credit issued by the Bank to The First National Bank of Chicago dated November 11, 1988 in the original face amount of $2,634,590, as the same may from time to time be modified or amended.

      "BUSINESS DAY" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

      "CAPITAL LEASE" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

      "CAPITALIZED LEASE OBLIGATION" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

      "CHANGE OF CONTROL EVENT" means at any time:

            (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), but in any event excluding the Jaffee Group and any other holders of the Class B Common Stock of the Company as of the date of this Agreement) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more in voting power of the outstanding Voting Stock of the Company; or

           (ii) during any period of twenty-four consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "BOARD") and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) of this Change of Control Event definition or a transaction that would constitute an Event of Default under Section 7.12 hereof) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board.

       "CLASS A AUTHORIZED REPRESENTATIVE" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof and so designated on such list, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named and designated by any Class A Authorized Representative of the Company in a written notice to the Bank.

      "CLASS B AUTHORIZED REPRESENTATIVE" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof and so designated on such list, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named and designated by any Class A or Class B Authorized Representative of the Company in a written notice to the Bank.

      "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

      "COMPANY" is defined in the introductory paragraph hereof.

      "CONSOLIDATED CAPITAL EXPENDITURES" means for any period, capital expenditures (as defined and classified in accordance with GAAP) during such period by the Company and its Subsidiaries on a consolidated basis.

      "CONSOLIDATED EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Subsidiaries.

      "CONSOLIDATED TOTAL ASSETS" means, at any time the same is to be determined, the aggregate of all assets of the Company and its Subsidiaries at such time as computed on a consolidated basis in accordance with GAAP.

      "CONSOLIDATED TOTAL DEBT FOR MONEY BORROWED" means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time as computed on a consolidated basis in accordance with GAAP, PLUS all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

      "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

      "CURRENT DEBT MATURITIES" means, with reference to any period, the aggregate amount of payments required to made by the Company and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), excluding any principal payments required to be made by the Company and its Subsidiaries on the Revolving Credit Note.

      "DEBT TO EARNINGS RATIO" shall mean as of any time, the rate of (x) Consolidated Total Debt for Money Borrowed at such time to (y) Consolidated EBITDA for the twelve then most recently completed calendar months.

      "DEFAULT" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

      "DEFAULTING INSIGNIFICANT SUBSIDIARY" means an Insignificant Subsidiary which is the subject of any Subsidiary Default on or at any time after the date hereof.

      "DOMESTIC RATE" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, PLUS (y) 1/2 of 1% (0.50%).

      "DOMESTIC RATE PORTION" is defined in Section 2.1(a) hereof.

      "DOMESTIC SUBSIDIARY" shall mean each Subsidiary other than a Foreign Subsidiary.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

      "EVENT OF DEFAULT" means any event or condition identified as such in
Section 8.1 hereof.

      "EXISTING LETTERS OF CREDIT" means those certain letters of credit issued by the Bank described on Schedule 4.1 attached hereto and made a part hereof.

      "FIXED RATE PORTIONS" means and includes LIBOR Portions and Offered Rates Portions, unless the context in which such term is used shall otherwise require.

      "FOREIGN SUBSIDIARY" shall mean (i) each Subsidiary of the Company which is organized under the laws of a jurisdiction other than the United States of America or any State thereof and (ii) each Subsidiary of the Company of which a majority of the revenues, earnings or total assets (determined on a consolidated basis with that Subsidiary's Subsidiaries) are located or derived from operations outside the United States of America.

      "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Bank pursuant to Section 5.5 hereof.

      "GUARANTOR" means each Domestic Subsidiary of the Company that is a signatory hereto or that executes and delivers to the Bank a Guaranty along with the accompanying closing documents required by Section 6.2 hereof.

      "GUARANTY" means a letter to the Bank in the form of Exhibit C attached hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 9 hereof.

      "INACTIVE SUBSIDIARIES" means each Subsidiary of the Company which has no operations and no assets other than the minimum amount of assets required under applicable state law to maintain such Subsidiary's corporate existence, but in no event more than $10,000 in assets.

      "INDEBTEDNESS FOR BORROWED MONEY" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than 120 days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

      "INSIGNIFICANT   SUBSIDIARY"   means  any  Subsidiary   that  is  not  a
Significant Subsidiary.

      "INTEREST EXPENSE" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP.

      "INTEREST PERIOD" means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six
(6) months thereafter as selected by the Company in its notice as provided herein, and (b) any Offered Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending not less than seven (7) days to not more than thirty (30) days thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

           (ii) no Interest Period may extend beyond the final maturity date of the Revolving Credit Note;

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

           (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Fixed Rate Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, PROVIDED, HOWEVER, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

      "JAFFEE GROUP" means Richard M. Jaffee, members of his immediate family and trusts for the benefit of any one or more of the foregoing.

      "LETTER OF CREDIT" is defined in Section 1.4(a) hereof.

      "LEVEL I STATUS" means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is less than
2.00 to 1.

      "LEVEL II STATUS" means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is greater than or equal to 2.00 to 1 but less than 2.50 to 1.

      "LEVEL III STATUS" means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is greater than or equal to 2.50 to 1 but less than 3.00 to 1.

      "LEVEL IV STATUS" means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is greater than or equal to 3.00 to 1.

      "LIBOR PORTIONS"  is defined in Section 2.1(a) hereof.

      "LIEN" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

      "LOAN" means a Revolving Credit Loan or the Term Loan, unless the context in which such term is used shall otherwise require.

      "LOAN DOCUMENTS" means this Agreement, the Notes, the Applications, and the Guaranty.

      "MARGIN DETERMINATION DATE" is defined in the definition of Applicable Margin.

      "MATERIAL PLAN" is defined in Section 8.1(g) hereof.

      "NET INCOME" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

      "NOTE" means the Revolving Credit Note or the Term Note, unless the context in which such term is used shall otherwise require.

      "OBLIGATIONS" means all obligations of the Company to pay principal and interest on the Loans, all obligations of the Company to reimburse the Bank for drawings on Letters of Credit, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

      "OFFERED RATE" means the rate per annum quoted to the Company by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 2.1(d) hereof.

      "OFFERED RATE PORTIONS" is defined in Section 2.1(a) hereof.

      "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

      "PERSON" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

      "PLAN" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "PORTION" is defined in Section 2.1(a) hereof.

      "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "REVOLVING CREDIT" is defined in Section 1.1 hereof.

      "REVOLVING CREDIT COMMITMENT" is defined in Section 1.1 hereof.

      "REVOLVING CREDIT NOTE" is defined in Section 1.1 hereof.

      "SEC" means the Securities and Exchange Commission.

      "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the SEC as in effect on the date hereof) of the Company.

      "SUBSIDIARY" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

      "SUBSIDIARY DEFAULTS" is defined in Section 8.5 hereof.

      "TANGIBLE NET WORTH" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of all notes receivable of the Company and its Subsidiaries, (ii) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (iii) the write-up of assets above cost.

      "TERM LOAN" is defined in Section 1.2 hereof.

      "TERM NOTE" is defined in Section 1.2 hereof.

      "TERMINATION DATE" means January 29, 2004, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.4,
8.2 or 8.3 hereof.

      "TOTAL LIABILITIES" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and in any event including all indebtedness and liabilities of any other Person which the Company or any Subsidiary may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business), all indebtedness and liabilities secured by any Lien on any Property of the Company or any Subsidiary, whether or not the same would be classified as a liability on a balance sheet, the liability of the Company or any Subsidiary in respect of banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Company or any Subsidiary in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

      "UNFUNDED VESTED LIABILITIES" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      "VOTING STOCK" of any Person means the capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

      "WELFARE PLAN" means a "welfare plan" as defined in Section 3(1) of ERISA.

      "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

      "YEAR 2000 PROBLEM" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Company or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

   SECTION 4.2. INTERPRETATION. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "HEREOF", "HEREIN", and "HEREUNDER" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 5.     REPRESENTATIONS AND WARRANTIES.

      The Company represents and warrants to the Bank as follows:

   SECTION 5.1. ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

   SECTION 5.2. SUBSIDIARIES. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and whether or not such Subsidiary is a Significant Subsidiary or Inactive Subsidiary. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on
Schedule 5.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

   SECTION 5.3. CORPORATE AUTHORITY AND VALIDITY OF OBLIGATIONS. (a) The Company has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company.

      (b) SUBSIDIARIES. Each Subsidiary has full right, power and authority to enter into the Loan Documents executed and delivered by it and to perform all of its obligations thereunder. The Loan Documents delivered by each Subsidiary have been duly authorized, executed and delivered by each Subsidiary and constitute valid and binding obligations of the each Subsidiary enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and the other Loan Documents
delivered by each Subsidiary do not, nor does the performance or observance by each Subsidiary of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon each Subsidiary or any provision of the charter, articles of incorporation or by-laws of each Subsidiary or any covenant, indenture or agreement of or affecting each Subsidiary or any of its Properties, or result in the creation or imposition of any Lien on any Property of each Subsidiary.

   SECTION 5.4. USE OF PROCEEDS; MARGIN STOCK. The Company shall use the proceeds of the Loans solely for general corporate purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

   SECTION 5.5. FINANCIAL REPORTS. The consolidated balance sheet of the Company and its Subsidiaries as at July 31, 1998 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Blackman, Kallick & Bartelstein, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at October 31, 1998 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis; subject, in the case of an unaudited interim consolidated balance sheet, to year-end adjustments, and provided that such unaudited interim consolidated balance sheet was prepared without footnotes.

   SECTION 5.6. NO MATERIAL ADVERSE CHANGE. Since October 31, 1998, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to the Company and its Subsidiaries, taken as a whole.

   SECTION 5.7. FULL DISCLOSURE. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

   SECTION 5.8. GOOD TITLE. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.9 hereof.

   SECTION 5.9. LITIGATION AND OTHER CONTROVERSIES. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company to perform its obligations under, this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

  SECTION 5.10. TAXES. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, except where the failure to file such tax returns would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

  SECTION 5.11. APPROVALS. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document.

  SECTION 5.12. AFFILIATE TRANSACTIONS. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

  SECTION 5.13. INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

  SECTION 5.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

  SECTION 5.15. COMPLIANCE WITH LAWS. The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

  SECTION 5.16. OTHER AGREEMENTs. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

  SECTION 5.17. NO DEFAULT. No Default or Event of Default has occurred and is continuing.

  SECTION 5.18. YEAR 2000 COMPLIANCE. The Company has conducted a comprehensive review and assessment of the computer applications of the Company and its Subsidiaries and has made inquiry of their material suppliers, service vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Company believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Company and its Subsidiaries, taken as a whole.

SECTION 6.     CONDITIONS PRECEDENT.

      The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:

   SECTION 6.1. ALL ADVANCES. As of the time of the making of each Loan (including the initial Loan) hereunder:

            (a) each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

            (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan;

            (c) after giving effect to such extension of credit, the aggregate principal amount of all Revolving Credit Loans and Letters of Credit outstanding under this Agreement shall not exceed the Revolving Credit Commitment;

            (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

            (e) such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Company's request for any Loan or Letter of Credit shall constitute its warranty as to the foregoing effects.

   SECTION 6.2. INITIAL ADVANCE. At or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:

            (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                  (i) a Guaranty from each Domestic Subsidiary not a party hereto (if any);

                 (ii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request;

                (iii) an incumbency certificate containing the name and title of each of the Company's Authorized Representatives;

                 (iv) evidence of insurance required by Section 7.4 hereof; and

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

            (b) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries;

            (c) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company and each Guarantor in form and substance satisfactory to the Bank and its counsel;

            (d) the Bank shall have received a good standing certificate for the Company and each Guarantor (dated as of the date no earlier than January 1, 1999) from the office of the secretary of state of the state of its incorporation; and

            (e) such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

   SECTION 6.3. TERMINATION OF 1994 CREDIT AGREEMENT. The initial Revolving Credit Loan hereunder shall be in an amount sufficient to repay the "Revolving Credit Loans" (the "OLD REVOLVING LOANS") outstanding under the 1994 Credit Agreement (it being understood and agreed that the Term Loan shall not be so paid) and the Company hereby directs that the proceeds of such initial Revolving Credit Loan hereunder be used to pay such Old Revolving Loans, in which event the 1994 Credit Agreement will terminate.

SECTION 7.     COVENANTS.

      The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

   SECTION 7.1. MAINTENANCE OF BUSINESS. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business. The foregoing to the contrary notwithstanding, this Section 7.1 shall not operate to prevent any merger or consolidation otherwise permitted by Section 7.11 hereof.

   SECTION 7.2. MAINTENANCE OF PROPERTIES. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained (ordinary wear and tear excepted), and shall cause each Subsidiary to do so in respect of Property owned or used by it.

   SECTION 7.3. TAXES AND ASSESSMENTs. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and

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

governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

   SECTION 7.4. INSURANCE. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

   SECTION 7.5. FINANCIAL REPORTS. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

            (a) as soon as available, and in any event within sixty (60) days after the close of each quarterly accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to year-end adjustment and provided that such balance sheet was prepared without footnotes) and certified to by the chief financial officer of the Company;

            (b) as soon as available, and in any event within one hundred twenty
      (120) days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of Blackman Kallick & Bartelstein or another firm of independent public accountants of recognized standing, selected by the Company and satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and,

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

      accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

            (c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

            (d) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Company files with the Securities and Exchange Commission of the United States or any successor thereto, or with any national securities exchange; and

            (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or (ii) the occurrence of any Default or Event of Default hereunder or (iii) any Change of Control Event.

Each of the financial statements furnished to the Bank pursuant to subsections
(b) and (c) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Company to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 7.7, 7.8 and 7.9 of this Agreement.

   SECTION 7.6. INSPECTION. The Company shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents, at the Bank's expense, to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate; PROVIDED, HOWEVER, that in the absence of any Default or Event of Default, there shall be no more than one such inspection per calendar year.

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

   SECTION 7.7. TANGIBLE NET WORTH. The Company will at all times maintain Tangible Net Worth at not less than the Minimum Required Amount. For purposes of this Section 7.7, the term "MINIMUM REQUIRED AMOUNT" shall mean $50,000,000 and shall increase (but never decrease) as of August 1, 1998 and as of the last day of each July occurring thereafter by an amount equal to 40% of Net Income (but only if positive) for the fiscal year then ended.

   SECTION 7.8. DEBT TO EARNINGS RATIO. The Company will at all times maintain a Debt to Earnings Ratio of not more than 3.5 to 1.0.

   SECTION 7.9. FIXED CHARGE COVERAGE RATIO. The Company will, as of the last day of each fiscal quarter of the Company, maintain a ratio of (i) the amount (if any) by which (a) Consolidated EBITDA for the four fiscal quarters then ended exceeds (b) the sum of (1) Consolidated Capital Expenditures for the same such period of four fiscal quarters and (2) interest income of the Company and its Subsidiaries for the same period, all as computed on a consolidated basis in accordance with GAAP, to (ii) the sum of (x) Interest Expense for the same period of four fiscal quarters and (y) Current Debt Maturities during the same period of not less than 1.25 to 1.0.

  SECTION 7.10. LIENS. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; PROVIDED, HOWEVER, that this Section shall not apply to nor operate to prevent:

            (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

            (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

            (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

            (d) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money, indebtedness and Capitalized Lease Obligations, representing or incurred to finance, refinance or refund the purchase price of

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

     Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property; and

            (e) Liens on property of the Company securing currently outstanding obligations of the Company in respect of those certain Town of Blue Mountain, Mississippi Variable/Fixed Rate $2,500,000 Industrial Development Revenue Bonds dated October 1, 1988.

  SECTION 7.11. ACQUISITIONS, INVESTMENTS, LOANS, ADVANCES AND GUARANTIEs. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; PROVIDED, HOWEVER, that the foregoing provisions shall not apply to nor operate to prevent:

            (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

            (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

            (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

            (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

            (e) equity investments in Subsidiaries;

            (f) the Guaranties, the Letters of Credit, the Blue Mountain L/C and the obligations of any Guarantor under Section 9 hereof;

            (g) acquisitions of all or any substantial part of the assets or business of any other Person or division thereof engaged in the same or any related business, or of a majority of the voting stock of such a Person, provided that (i) no Default or Event of

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

     Default exists or would exist after giving effect to such acquisition, (ii) the board of directors or other governing body of such Person whose Property, or voting stock or other interests in which, are being so acquired has approved the terms of such acquisition, (iii) the Company shall have delivered to the Bank an updated Schedule 5.3 hereof to reflect any new Subsidiary resulting from such acquisition and (iv) the sum of (1) the aggregate amount expended by the Company and its Subsidiaries as consideration for such acquisition (and in any event (x) including as such consideration, any Indebtedness for Borrowed Money assumed or incurred as a result of such acquisition, and (y) excluding as such consideration, any equity securities issued by the Company as consideration for such acquisition) and (2) the aggregate amount expended as consideration (including Indebtedness for Borrowed Money and excluding equity securities as aforesaid) for all other acquisitions permitted under this Section 7.11(g) after the date hereof on a cumulative basis and (3) the aggregate amount of investments, loans, advances and guaranties then permitted solely by Section 7.11(h) below does not then exceed an amount equal to 15% of Tangible Net Worth as then determined and computed; and

          (h) investments, loans, advances and guaranties (but not acquisitions) not otherwise permitted by this Section 7.11, provided that the aggregate amount of all such investments, loans, advances and guaranties permitted by this Section 7.11(h), when taken together with the aggregate amount expended (determined as aforesaid) for acquisitions during the same calendar year for which the determination of compliance with this Section 7.11(h) is being made, does not then exceed an amount equal to 15% of Tangible Net Worth as then determined and computed.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

  SECTION 7.12. MERGERS, CONSOLIDATIONS AND SALES. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (excluding any disposition of Property as part of a sale and leaseback transaction) or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; PROVIDED, HOWEVER, that this Section shall not apply to nor prohibit:

            (a) the merger or consolidation of any Subsidiary with or into the Company or any other Subsidiary (including any corporation which, after giving effect to such transaction, will become a Subsidiary) so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and in any merger or consolidation not involving the Company, a Subsidiary shall be the surviving or continuing corporation;

            (b) the merger or consolidation of the Company with or into any other corporation if the Company shall be the surviving or continuing corporation and at the

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

      time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

            (c) the sale, lease or other disposition by any Subsidiary of all or any substantial part of its assets to the Company or any other Subsidiary.

The term "SUBSTANTIAL" as used herein shall mean the sale, transfer, lease or other disposition of 20% of the total assets of the Company.

  SECTION 7.13. MAINTENANCE OF SUBSIDIARIES. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; PROVIDED that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary; FURTHER, PROVIDED, HOWEVER, that this Section 7.13 shall not operate to prevent any transaction otherwise permitted by Section 7.12 hereof.

  SECTION 7.14. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

  SECTION 7.15. COMPLIANCE WITH LAWS. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or could result in a Lien upon any of their Property, which Lien is not otherwise permitted by Section 7.9 hereof.

  SECTION 7.16. BURDENSOME CONTRACTS WITH AFFILIATES. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

  SECTION 7.17. CHANGE IN THE NATURE OF BUSINESS. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business of the Company and its Subsidiaries, taken as a whole, would be changed in any

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

material respect from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

  SECTION 7.18. FORMATION OF SUBSIDIARIES. In the event any Subsidiary is formed or acquired after the date hereof, the Company shall within thirty (30) Business Days thereof (x) furnish an update to Schedule 5.2 hereof to reflect such new Subsidiary and (y) cause, if such newly-formed or acquired Subsidiary is a Domestic Subsidiary, such Domestic Subsidiary to execute a Guaranty as the Bank may require, together with documentation (including a legal opinion) similar to that described in Section 6.2(c) hereof relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations as a Guarantor hereunder and under its Guaranty in form and substance satisfactory to the Bank other instruments, documents, certificates and opinions as are reasonably required by the Bank in connection therewith.

  SECTION 7.19. YEAR 2000 ASSESSMENT. The Company shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis). At the request of the Bank, the Company will provide the Bank with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Bank as to the capability of the Company and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis).

SECTION 8.     EVENTS OF DEFAULT AND REMEDIES.

   SECTION 8.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an "EVENT OF DEFAULT" hereunder:

            (a) default for a period of five days in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable by the Company hereunder; or

            (b) default in the observance or performance of any covenant set forth in Sections 7.10, 7.11, 7.12, or 7.13 hereof, or

            (c) default in the observance or performance of any covenant set forth in Sections 7.6, 7.7, 7.8, 7.9, 7.11, 7.12 or 7.13 hereof which is not remedied within five days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or
      (ii) written notice thereof is given to the Company by the Bank; or

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

            (d) default in the observance or performance of any other provision hereof which is not remedied within thirty (30) days after the earlier of
      (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or

            (e) any representation or warranty made by the Company herein or in any statement or certificate furnished by it pursuant hereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

            (f) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or (subject to Section 8.5 hereof) any Subsidiary aggregating in excess of $1,000,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue unwaived for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

            (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or (subject to Section 8.5 hereof) any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

            (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a "MATERIAL PLAN") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

            (i) dissolution or termination of the existence of (i) the Company or (ii) to the extent not otherwise permitted by Section 7.12 hereof and in any event subject to Section 8.5 hereof, any Subsidiary; or

            (j) the Company or (subject to Section 8.5 hereof) any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States

      Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof; or

            (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or (subject to Section 8.5 hereof) any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Company or (subject to Section 8.5 hereof) any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

   SECTION 8.2. NON-BANKRUPTCY DEFAULTS. When any Event of Default described in subsection (a) through (i), both inclusive, of Section 8.1 has occurred and is continuing, the Bank may, by notice to the Company, take one or more of the following actions:

            (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

            (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

            (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

   SECTION 8.3. BANKRUPTCY DEFAULTS. When any Event of Default described in subsection (j) or (k) of Section 8.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

   SECTION 8.4. COLLATERAL FOR UNDRAWN LETTERS OF CREDIT. When any Event of Default, other than an Event of Default described in subsection (j) or (k) of
Section 8.1, has occurred and is continuing, the Company shall, upon demand of the Bank, and when any Event of Default described in subsection (j) or (k) of Section 8.1 has occurred the Company shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credits.

   SECTION 8.5. DEFAULTS OF INSIGNIFICANT SUBSIDIARIES. Notwithstanding anything in this Agreement to the contrary, any event or occurrence of a type described in subsections (f), (g), (i), (j) or (k) of Section 8.1 hereof which occurs with respect to any Insignificant Subsidiary (collectively, "SUBSIDIARY DEFAULTS") shall not constitute an Event of Default under Section 8.1 hereof unless and until either (x) the Aggregate Cumulative Amount of Net Income attributable to Insignificant Subsidiaries which were the subject of Subsidiary Defaults on or at any time after the date hereof exceeds 15% of Net Income for the most recently completed fiscal year of the Company or (y) the Aggregate Cumulative Amount of Consolidated Total Assets attributable to such Insignificant Subsidiaries exceeds 15% of Consolidated Total Assets as of the close of the most recently completed fiscal year of the Company.

SECTION 9.     THE GUARANTEES.

   SECTION 9.1. THE GUARANTEES. To induce the Bank to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Bank, and each other holder of any Obligations, the due and punctual payment of all present and future indebtedness of the Company evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Company under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Company punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company.

   SECTION 9.2. GUARANTEE UNCONDITIONAL. The obligations of each Guarantor as a guarantor under this Section 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

            (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

            (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or of any other Guarantor contained in any Loan Document;

            (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Bank or any other Person, whether or not arising in connection herewith;

            (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any other Guarantor or any other Person or Property;

            (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid;

            (g) any invalidity or unenforceability relating to or against the Company or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any other Guarantor of the principal of or interest on any Note or any other amount payable by it under the Loan Documents; or

            (h) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this
      Section 9.

   SECTION 9.3. DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. Each Guarantor's obligations under this Section 9 shall remain in full force and effect until the commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Company under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of a Guarantor, or otherwise, each Guarantor's obligations under this Section 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

   SECTION 9.4.  WAIVERS.

     (a) GENERAL. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Company, another Guarantor or any other Person.

     (b) SUBROGATION AND CONTRIBUTION. Unless and until the Obligations have been fully paid and satisfied, each Guarantor hereby irrevocably waives any claim or other right it may now or hereafter acquire against the Company or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 9 or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Bank or any other holder of an Obligation against the Company or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.

   SECTION 9.5. LIMIT ON RECOVERY. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 9 shall not exceed $1.00 less than the amount which would render such Guarantor's void or voidable under applicable law, including without limitation fraudulent conveyance law.

   SECTION 9.6. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Bank.

SECTION 10.    MISCELLANEOUS.

  SECTION 10.1. HOLIDAYS. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

  SECTION 10.2. NO WAIVER, CUMULATIVE REMEDIES. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the

Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

  SECTION 10.3. AMENDMENTS, ETC. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

  SECTION 10.4. COSTS AND EXPENSES. The Company agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). Notwithstanding anything in the foregoing to the contrary, the Company shall not be liable, without its consent, for more than $15,000 of the legal fees of Chapman and Cutler, counsel to the Bank, in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents to be delivered prior to the initial extension of credit hereunder. In addition, at the time of requesting any amendment hereof or consent or waiver hereunder, the Company must negotiate with the Bank a fee to the Bank for engaging in and documenting any such action. The Company further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The obligations of the Company under this Section shall survive the termination of this Agreement.

  SECTION 10.5. DOCUMENTARY TAXES. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

  SECTION 10.6. SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

  SECTION 10.7. SURVIVAL OF INDEMNITIES. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections
2.6 and 2.7 hereof, shall survive the termination of this Agreement and the payment of the Notes.

  SECTION 10.8. NOTICES. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

                  To the Company at:

                  Oil-Dri Corporation of America
                  410 North Michigan Avenue
                  Suite 400
                  Chicago, Illinois 60611
                  Attention:  Richard Pietrowski, Treasurer
                  Telephone: (312) 321-1515
                  Telecopy:  (312) 321-1271

                  with a copy (in case of notices of default) to:

                  Sonnenschien, Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, Illinois 60606
                  Attention:  Paul J. Miller, Esq.
                  Telephone: (312) 876-8064
                  Telecopy:  (312) 876-7934

                  To the Bank at:

                  Harris Trust and Savings Bank
                  P.O. Box 755
                  111 West Monroe Street
                  Chicago, Illinois  60690
                  Attention: Patrick J. McDonnell
                  Telephone: (312) 461-5054
                  Telecopy:  (312) 293-4856

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section and the answer back is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

  SECTION 10.9.  PERSONAL JURISDICTION.

     (a) EXCLUSIVE JURISDICTION. Except as provided in Subsection (b), the Company and the bank agree that all disputes between them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved only by state or federal courts located in Cook County, Illinois, but each of the Company and the Bank acknowledge that any appeals from those courts may have to be heard by a court located outside of Cook County, Illinois. The Company and the Bank each waive in all disputes any objection that each may have to the location of the court considering the dispute.

     (b) OTHER JURISDICTIONS. The Company agrees that the Bank shall have the right to proceed against the Company or its Property in a court in any location to enable the Bank to realize on such Property, or to enforce a judgment or other court order entered in favor of the Bank. The Company agrees that it shall not assert any permissive counterclaims in any proceeding brought in accordance with this provision by the Bank to realize on such Property, or to enforce a judgment or other court order in favor of the Bank. The Company waives any objection that it may have to the location of the court in which the Bank has commenced a proceeding described in this subsection.

 SECTION 10.10. WAIVER OF JURY TRIAL. The Company and the Bank each waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between the Bank and the Company arising out of, connected with, related to or incidental to the relationship established between them in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection therewith or the transactions related thereto. The Company and the Bank each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any of them may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

 SECTION 10.11. CONSTRUCTION. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents.

 SECTION 10.12. HEADINGS. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

 SECTION 10.13. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

 SECTION 10.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

 SECTION 10.15. BINDING NATURE, GOVERNING LAW, ETC. This Agreement shall be binding upon the Company and its permitted successors and assigns, and shall inure to the benefit of the Bank and the benefit of its permitted successors and assigns, including any subsequent holder of the Obligations. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. Neither the Company nor the Bank may assign its rights hereunder without the written consent of the other party.

      Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

      Dated as of this 29th day of January, 1999.

                                       OIL-DRI CORPORATION OF AMERICA


                                       By
                                          Name:  Michael L. Goldberg
                                          Title: Executive Vice
                                                 President and
                                                 Chief Financial Officer

                                       OIL-DRI CORPORATION OF GEORGIA


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------

                                       OIL-DRI PRODUCTION COMPANY


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------

                                       MOUNDS PRODUCTION COMPANY, LLC
                                          By:    Mounds Management, Inc.
                                                 Its:  Managing Member

                                               By
                                                Name: Michael L. Goldberg

                                                Title:
                                                       ------------------------

                                       MOUNDS MANAGEMENT, INC.


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------

                                       BLUE MOUNTAIN PRODUCTION COMPANY


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------

                                       OIL-DRI CORPORATION OF NEVADA


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------

                                       PHOEBE PRODUCTS CO.


                                       By
                                          Name:  Michael L. Goldberg
                                          Title:
                                                 ------------------------------



      Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                       HARRIS TRUST AND SAVINGS BANK


                                       By
                                          Name:
                                                 ------------------------------
                                          Title: Vice President

                                  EXHIBIT A
                        OIL-DRI CORPORATION OF AMERICA
                            REVOLVING CREDIT NOTE

                                                             Chicago, Illinois
$15,000,000                                                   January 29, 1999


      On the Termination Date, for value received, the undersigned, Oil-Dri Corporation of America, a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of Harris Trust and Savings Bank (the "BANK") at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of Fifteen Million and no/100 Dollars ($15,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

      This Note evidences Loans made or to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of January 29, 1999 between the Company and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "CREDIT AGREEMENT") and the Company hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

      Each Loan made under the Revolving Credit against this Note, any repayment of principal hereon, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion or an Offered Rate Portion and, in the case of a Fixed Rate Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion or an Offered Rate Portion and, in the case of any Fixed Rate Portion, the interest rate and Interest Period applicable thereto.

      This Note is issued by the Company under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

      THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      The Company hereby promises to pay all costs and expenses (including reasonable attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

                                       OIL-DRI CORPORATION OF AMERICA

                                       By
                                          Name:  Michael L. Goldberg
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                  EXHIBIT B

                            COMPLIANCE CERTIFICATE


      This Compliance Certificate is furnished to Harris Trust and Savings Bank (the "BANK") pursuant to that certain Credit Agreement dated as of January 29, 1999, by and between Oil-Dri Corporation of America (the "COMPANY") and the Bank (the "CREDIT AGREEMENT"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

      THE UNDERSIGNED HEREBY CERTIFIES THAT:

             1.    I am the duly elected  _________________________________
      of the Company;

             2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

             3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

             4. The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

             5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

      Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

      ----------------------------------------------------------------------
      ----------------------------------------------------------------------
      ----------------------------------------------------------------------
      ----------------------------------------------------------------------

      The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.


                                         ------------------------------------
                                         ------------------, ----------------
                                           (Type or Print Name)
                                          (Title)

                     ATTACHMENT TO COMPLIANCE CERTIFICATE
                        OIL-DRI CORPORATION OF AMERICA

                 Compliance Calculations for Credit Agreement
                         Dated as of January 29, 1999
                   Calculations as of _____________, 19___

===========================================================================

A.    TANGIBLE NET WORTH (SECTION 7.7)

      1.    Total shareholder's equity                           -------------
            Less

            (a)   Notes receivable       -------------
            (b)   Intangible assets      -------------
            (c)   Write-up of assets
                  above cost             -------------

      2. Line 1 minus Lines (a), (b) and (c)
            ("TANGIBLE NET WORTH")                               -------------

      3.    Positive Net Income for Each
            Year Ended 7/31/99 or Later                          -------------


      4.    40% of Line 3                                        -------------

      5.    As listed in Section 7.7, for
            the date of this Certificate,
            Tangible Net Worth must not
            be less than $__________
            ($50,000,000 plus Line 4)

      6. Company is in compliance? (Circle yes or no)             Yes/No
                                                                 ---------

B.    DEBT TO EARNINGS RATIO (SECTION 7.8)

      1.    Consolidated Total Debt
            for Borrowed Money as defined                        -------------

      2.    Net Income                   -------------

      3.    (a) Interest Expense         -------------
            (b) Federal, state and local
                taxes                    -------------
            (c) Depreciation of fixed
                assets and amortization
                of intangibles           -------------

      4.    Sum of Lines 2 and 3(a), (b) and (c)
            ("CONSOLIDATED EBITDA")                              -------------

      5.    Ratio of Consolidated Total
            Debt for Money Borrowed
            (Line 1) to Consolidated EBITDA
            (Line 4) ("DEBT TO EARNINGS RATIO")                  -------------

      6.    As listed in Section 7.8, for
            the date of this Certificate,
            the Debt to Earnings Ratio shall
            not be greater than                                   3.5:1
                                                                 -------------
      7. Company is in compliance?
            (Circle yes or no)                                    Yes/No
                                                                 -------------

C.             FIXED CHARGE COVERAGE RATIO (SECTION 7.9)

      1.    Consolidated EBITDA
            (Line B4 above)              -------------

      2.    Consolidated Capital
            Expenditures as defined      -------------

      3.    Interest income              -------------

      4.    Sum of Lines
            C2 and C3                    -------------

      5.    Line C1 minus C4             -------------

      6.    Interest Expense
            as defined                   -------------

      7.    Current Debt Maturities
            as defined                   -------------

      8.    Sum of Lines C6 and C7       -------------

      9.    Ratio of Line C5 to Line C8  -------------

      10.   As listed in Section 7.9;
            for the date of this
            Certificate, the Line 9
            ratio shall not be less than                         -------------

      11. Company is in compliance?
          (Circle Yes or No)                                      YES/NO
                                                                 -------------

                                  EXHIBIT C



                              GUARANTY AGREEMENT

                                                     ----------, 19---

Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60603

Dear Sirs:

      Reference is made to the Credit Agreement, dated as of January 29, 1999 (the "CREDIT AGREEMENT") between Oil-Dri Corporation and Harris Trust and Savings Bank. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.

      The undersigned, [name of Guarantor], a [jurisdiction of incorporation] corporation, hereby elects to be a "GUARANTOR" for all purposes of the Credit Agreement, effective from the date hereof and the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Sections 2.6, 9 and 12.15 thereof, as if the undersigned were a direct signatory party thereto.

      The undersigned confirms that (i) it is a Domestic Subsidiary of the Company, (ii) the execution, delivery and performance by it of this Guaranty is within its corporate powers, have been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or by-laws or of any agreement or instrument to which the Company or the undersigned is a party or is subject, or by which the Company or the undersigned, or the Company's or the undersigned's property, is bound, or of any judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries and (iii) the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned and its subsidiaries as of the date hereof.

      This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

                                       Very truly yours,

                                       [NAME OF GUARANTOR]



                                       By
                                          Name:
                                                 ------------------------------
                                          Title:
                                                 ------------------------------

                                 SCHEDULE 4.1
                          EXISTING LETTERS OF CREDIT

                   L/C                      FACE
   ISSUE DATE     NUMBER    TYPE            AMOUNT           BENEFICIARY
--------------------------------------------------------------------------------
Renew 07/30/98   33547     Special        $ 78,000   Transport Insurance Company
                           Purpose
--------------------------------------------------------------------------------
Renew 05/07/98   30710     Special        $100,000   AETNA Casualty
                           Purpose
--------------------------------------------------------------------------------
Renew 06/30/98   34046     Special        $ 45,325   Travelers Insurance
                           Purpose
--------------------------------------------------------------------------------
Renew 08/01/98   349520    Special        $100,000   St. Paul Fire & Marine
                           Purpose

                                 SCHEDULE 5.2

                                 SUBSIDIARIES

                         JURISDICTION OF     PERCENTAGE
        NAME              INCORPORATION      OWNERSHIP          TYPE

Oil-Dri Corporation of
Georgia                      Georgia            100%         Significant

Oil-Dri Production         Mississippi          100%         Significant
Company

Mounds Investment,           Delaware           100%        Insignificant
Inc. (formerly
known as Oil-Dri
Transportation Co.)

Oil-Dri (U.K.)            United Kingdom        100%        Insignificant
Limited

Phoebe Products Co.          Delaware           100%        Insignificant

Oil-Dri Corporation           Nevada            100%       Insignificant;
of Nevada                                                     Inactive

ODC Acquisition Co.          Illinois           100%       Insignificant;
                                                              Inactive

Oil-Dri S.A.               Switzerland          100%        Insignificant

Favorite Products             Canada            100%        Insignificant
Company, Ltd.                               (by Oil-Dri
                                               S.A.)

Blue Mountain              Mississippi          100%        Insignificant
Production Company                          (by Favorite
                                              Products)

Ochlocknee Holding            Spain             100%        Insignificant
Co., S.A.

Ochlocknee Mining             Spain             100%        Insignificant
Co., S.A.


Mounds Production            Illinois         80% (by       Insignificant
Company, LLC                                  Mounds
                                            Management,
                                           Inc.) and 20%
                                              (by Blue
                                              Mountain
                                             Production
                                              Company)